Exhibit 99.1

Contact (International)            Contact (U.S. and U.K)
Tommaso di Giovanni            Corey Henry
Philip Morris International         Philip Morris International
T. +41 (58) 242 6748            T. +1 (202) 777 4304
E. tommaso.digiovanni@pmi.com        E. corey.henry@pmi.com

PHILIP MORRIS INTERNATIONAL INC. (PMI) SUSPENDS INVESTMENT AND ACTIVATES PLANS TO SCALE DOWN MANUFACTURING OPERATIONS IN THE RUSSIAN FEDERATION

NEW YORK, March 9, 2022 — Philip Morris International Inc. (NYSE: PM) today announces the suspension of its planned investments in the Russian Federation, including all new product launches and commercial, innovation, and manufacturing investments. PMI has also activated plans to scale down its manufacturing operations in Russia amid ongoing supply chain disruptions and the evolving regulatory environment. We will continue to monitor the situation as it evolves.

“We have watched with shock the war in Ukraine and condemn the violence in the strongest possible terms. We stand in solidarity with the innocent men, women, and children who are suffering,” said Jacek Olczak, Chief Executive Officer. “We join the many voices calling for an immediate end to the war and the restoration of peace.”

“Our immediate priority is the safety and security of our more than one thousand employees and their families in Ukraine. We have taken action to achieve three critical missions: helping to evacuate more than 800 people, to date, including from the most impacted areas; providing critical aid to employees who remain in Ukraine; and providing those who have left the country with logistical, medical, financial, and other practical support in neighboring countries. We are continuing to pay salaries to all our Ukrainian employees during this period.”

PMI continues to support humanitarian efforts, provide aid, and do everything possible for our employees and the people of Ukraine. We have delivered shipments of food, medicine, and other basic necessities, in partnership with NGOs in multiple countries. Within a recent five-day period, our employees donated over USD 300,000 to support aid efforts through our employee-led charitable program, Projects with a Heart. PMI will match these donations. In addition, PMI has pledged an initial USD 10 million to support international humanitarian efforts.

Jacek Olczak added: “Given the situation, the Board of Directors and our Senior Management Team have decided to suspend all our planned investments in Russia and activate plans to scale down our manufacturing operations. We will support our employees in Russia through this period, including by continuing to pay their salaries.”

Notes to editors

PMI entered the Ukrainian market in 1994. On February 25, 2022, PMI announced the temporary suspension of its operations in Ukraine, including at its factory in Kharkiv. In 2021, Ukraine accounted for around 2 percent of PMI’s total cigarette and heated tobacco unit shipment volume and under 2 percent of PMI’s total net revenues. The company has one factory and approximately 1,300 employees in the country and has contingency plans in place to restart the supply of products once safe conditions allow.

In 2021, Russia accounted for almost 10 percent of PMI’s total cigarette and heated tobacco unit shipment volume and around 6 percent of PMI’s total net revenues. PMI opened its first representative office in Russia in 1992 and has more than 3,200 employees in the country.

Philip Morris International: Delivering a Smoke-Free Future

Philip Morris International (PMI) is a leading international tobacco company working to deliver a smoke-free future and evolving its portfolio for the long-term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products, including heat-not-burn, vapor, and oral nicotine products, which are sold in markets outside the U.S. Since 2008, PMI has invested more than USD 9 billion to develop, scientifically substantiate, and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. The U.S. Food and Drug Administration (FDA) has authorized the marketing of a version of PMI’s IQOS Platform 1 device and consumables as a Modified Risk Tobacco Product (MRTP), finding that an exposure modification order for these products is appropriate to promote the public health. As of December 31, 2021, PMI’s smoke-free products are available for sale in 71 markets, and PMI estimates that approximately 15.3 million adults around the world have already switched to IQOS and stopped smoking. With a strong foundation and significant expertise in life sciences, in February 2021 PMI announced its ambition to expand into wellness and healthcare areas and deliver innovative products and solutions that aim to address unmet patient and consumer needs. For more information, please visit www.pmi.com and www.pmiscience.com.

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